EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-205944) of our report dated April 8, 2016 relating to the consolidated financial statements of Baozun Inc., its subsidiaries and variable interest entity and the financial statement schedule of Baozun Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into United States dollar amounts for the convenience of readers in the United States of America) appearing in this Annual Report on Form 20-F of Baozun Inc. for the year ended December 31, 2015.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 8, 2016